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                                                                 EXHIBIT 10(av)







May 6, 1993



Mr. Jack D. Sparks
2704 Highland Court
St. Joseph, MI  49085

Dear Jack:

USG Corporation deeply appreciates your many years of service as a member of the Board of Directors and as a participant in its various committees. Your sound judgment and valued counsel as a director and your unique perspective will not easily be replaced. Accordingly, the Corporation desires to enter into an understanding with you effective this date by which your wisdom, counsel and advice will continue to be available to it. The understanding would be pursuant to the Corporation's policy regarding retired non-employee directors as set forth in resolutions approved by the Board of Directors.

We propose that you be available to render advice and counsel to the Corporation to the extent and at times that are mutually agreeable. During the period in which this arrangement is in force, you will refrain from any activity in conflict or competitive with the best interests of the Corporation. We would rely upon you to call to our attention any specific situations which you believe might fall within such prohibition.

In return for the foregoing, the Corporation would undertake to pay you an annual retainer of twenty-four thousand dollars ($24,000) for a period of five
(5) years. One quarter of such sum, or a pro rata portion thereof, would be payable no later than the 25th day of the last month in each calendar quarter during which this arrangement remains in effect. It is understood and agreed, however, that payment for the current calendar quarter up to and including the date of this letter shall be computed pro rata and covered by your regular fee arrangment as a director. Payment for the balance of such quarter shall be computed pro rata and covered by the provisions of this letter.

The Chief Executive Officer of the Corporation or persons designated by him shall be the only persons authorized to request your advice, counsel, or approve your travel expenses, and arrange any conferences between you and Corporation executives. Any properly authorized expenses incurred by you in the interests of the Corporation would, of course, be reimbursed.


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Under this arrangement, as you would be an independent adviser and not an employee of the Corporation, the Corporation would make no tax withholding or other deductions from the retainer payment. You, in turn, would have no authority to obligate the Corporation contractually and would make no representations to the contrary.

As you know, under our policy regarding retired non-employee directors, the Board, in its sole discretion, may discontinue, change or modify this policy at any time and in any way. Accordingly, either of us would have the right to terminate the proposed arrangement at any time and effective immediately upon written notice to the other.

If you are in agreement with the foregoing, please sign in the space indicated below and return one fully executed counterpart original to us.

Continued best wishes, and we look forward to hearing from you.

Very truly yours,

USG CORPORATION




Chairman of the Board




AGREED:



________________________________
Jack D. Sparks